ERNST & YOUNG LLP

                         Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-68935) and related Prospectus of Boddie-Noell Properties, Inc. for the registration of 950,032 shares of its common stock. We also consent to the incorporation by reference therein of our reports (a) dated January 9, 1998, with respect to the consolidated financial statements and schedule of Boddie-Noell Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, (b) dated February 4, 1998 and February 6, 1998, with respect to the financial statements of Woods Edge Apartments Limited Partnership and Oak Hollow Apartments, Limited Partnership, respectively, for the year ended December 31, 1997, included in the Current Report on Form 8-K of Boddie-Noell Properties, Inc. dated July 27, 1998 (as amended on Form 8-K/A on September 21, 1998), (c) dated August 21, 1998, August 20, 1998 and August 24, 1998, with respect to the Statements of Revenues and Certain Operating Expenses of Madison Hall Property, Summerlyn Place Property and Allerton Place Property, respectively, for the year ended December 31, 1997 included in the Current Report on Form 8-K of Boddie-Noell Properties, Inc. dated September 2, 1998 (as amended on Form 8-K/A on October 29, 1998), and
(d) dated September 12, 1997, with respect to the Combined Statement of Revenue and Certain Operating Expenses of Acquired Properties for the year ended December 31, 1996 included in the Current Report on Form 8-K of Boddie-Noell Properties, Inc. dated December 1, 1997, all filed with the Securities and Exchange Commission.

                                Ernst & Young LLP


                                /s/ Ernst & Young LLP


Raleigh, North Carolina
January 11, 1999




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